Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-89540

PROSPECTUS SUPPLEMENT
DATED OCTOBER 8, 2002
TO
PROSPECTUS DATED JUNE 24, 2002

RAE SYSTEMS INC.

44,847,933 Shares

of

Common Stock

This prospectus supplements the prospectus dated June 24, 2002 of RAE Systems Inc. relating to the sale by selling stockholders described below. This prospectus supplement contains information on ownership of principal amount of shares of our common stock beneficially owned and offered. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The table and related footnotes on pages 36 through 40 of the prospectus setting forth information concerning the selling stockholders are amended to change the information for Joseph Ng set forth in that table under the sub heading “5% Stockholders, Directors and Executive Officers” and to add information for an additional selling stockholder under the sub heading “Former Shareholders of RAE Systems Inc., a California corporation,” as follows:

Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage (3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Joseph Ng (5)	412,985	*		174,227
Phillip O. Roloff	135,511	*		135,511

(1)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Calculations of percentages of beneficial ownership assume the exercise by the named stockholder of all options and warrants for the purchase of common stock held by such stockholder which are exercisable within sixty days of April 10, 2002.

(2)	Includes shares of common stock that can be acquired upon exercise of warrants and/or options to purchase our common stock exercisable within sixty days of April 10, 2002.
(3)
Calculated on the basis of 44,933,013 shares of common stock which is the approximate number of shares of RAE common stock outstanding as of April 10, 2002, except that shares of common stock underlying options and warrants exercisable within sixty days of April 10, 2002 are deemed outstanding for purposes of calculating the beneficial ownership of the holders of such options and/or warrants.

(5)	Includes 103,247 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after April 10, 2002.

The date of this prospectus supplement is October 8, 2002.